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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

          Student Advantage Closes on Debt Reduction and Restructuring;
                              Updates Recent Events

      - Reservoir Capital forgives approximately $6 million of debt; reducing pre-existing obligations to $9.5 million

      -     Reservoir Capital lends company an additional $2 million

      - Former director of the company personally guarantees $9.5 million of Reservoir Capital indebtedness for $1 million fee

      -     Nasdaq delisting hearing scheduled for January 10, 2003

BOSTON, December 30, 2002 --- Student Advantage, Inc. (Nasdaq: STAD) today announced it closed a series of transactions that will reduce its total debt obligation to Reservoir Capital Partners by approximately $6 million. John Katzman, formerly a director of the company, has agreed to pledge assets to Reservoir to secure $9.5 million of the current indebtedness, and will receive a $1 million fee from the company for the guaranty. Simultaneously, to avoid potential future conflicts, Katzman resigned from the company's Board of Directors as of the closing of the loan. The Reservoir lenders have agreed to lend the company an additional $2 million and have capped the prior debt at $9.5 million, forgiving $6.2 million of current debt. The company's total indebtedness to Reservoir prior to these transactions was $15.7 million. Subsequent to the transactions, the company's total indebtedness to Reservoir is $11.5 million including the new $2 million loan.

The company's obligations to the Reservoir lenders and to Katzman will bear interest at 12% annually, and will be due as follows: $3.5 million is due on January 31, 2003, $4 million is due on March 31, 2003 and the remainder is due on the July 1, 2003 maturity date.

Recent Events

As previously announced, the company received determinations from the Nasdaq Staff indicating that it fails to comply with the market value of publicly-held shares requirement for continued Nasdaq National Market listing, and that its securities are subject to delisting from the Nasdaq National Market. The company also received notice on November 21, 2002 from the Staff that the company did not comply with the minimum $10 million stockholders' equity requirement for continued inclusion in the Nasdaq National Market. The company has appealed the Staff's determination to the Nasdaq Listing Qualifications Panel and a hearing before the Panel is scheduled for Friday, January 10, 2003. There can be no assurance of the results of the hearing.

The company is continuing discussions with a group of existing stockholders including its president and chief executive officer regarding a possible acquisition of the company or assets of the company. The company is also pursuing other strategic alternatives.

About Student Advantage

Student Advantage, Inc. (Nasdaq: STAD) is a leading integrated media and commerce company focused on the higher education market. Student Advantage works with more than 1,000 colleges, universities and campus organizations, and more than 15,000 merchant locations to develop products and services that enable students to make purchases less expensively and more conveniently on and around campus. The company's university and business relationships allow it to sell campus-specific consumer products and licensed collegiate sports memorabilia directly to parents, students and alumni. The company reaches its consumer base offline through the Student Advantage Membership and Campus Services and online through its highly-trafficked Web sites studentadvantage.com, CollegeClub.com and CollegeSports.com, the hub site for its Official College Sports Network.


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This announcement may contain forward-looking statements, which are based on current expectations and involve a number of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by Student Advantage. Investors are directed to consider the risks associated with the failure of the company to reach agreement with third parties for the acquisition of the business, the difficulties in maintaining listing on the Nasdaq National Market, the failure of the company to obtain the requisite stockholder approval, doing business with colleges and universities, the uncertain nature of the regulatory structure of the SA Cash offerings, the company's need to raise additional capital, the seasonality of the company's revenues, the cyclical nature of the company's business, economic and other conditions in the company's markets, the competitive environment, the failure to achieve the anticipated benefits of acquisitions and strategic partnerships for any reason, the company's progress to profitability and uncertainties and other risks discussed in documents filed by the company with the Securities and Exchange Commission including, without limitation, under "Factors that May Affect Future Results" set forth in Student Advantage's Quarterly Report on Form 10-Q for the quarter ending September 30, 2002. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                       ###

Contacts:  Public Relations                          Investor Relations
           Heidi Van Vliet                           Angela Blackman
           617.912.2031                                   617.912.2071
           hvliet@studentadvantage.com               angela@studentadvantage.com